EXHIBIT 34.14

    Attestation Report of Independent Registered Public Accounting Firm for
     SunTrust Bank, Inc., as Vendor for SunTrust Mortgage, Inc., as Servicer



            Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of SunTrust Bank, Inc. and Subsidiaries:

We have examined management's assertion, included in the accompanying Management's Assertion on Compliance with Regulation AB, that SunTrust Bank, Inc. complied with the servicing criteria set forth in Item 1122 (d) of the Securities and Exchange Commission's Regulation AB for all residential mortgage loan securitization transactions occurring after December 31, 2005, serviced by SunTrust Mortgage, Inc. (the Platform), as of December 31, 2006 and for the year then ended for criteria 1122 (d)(2)(i), 1122 (d)(4)(i), and 1122 (d)(4)(ii).
Management is responsible for the Company's compliance with the servicing criteria. Our responsibility is to express an opinion on management's assertion based on our examination.

Our examination was conducted in accordance with standards of the Public Company Accounting Oversight Board (placecountry-regionUnited States) and, accordingly, included examining, on a test basis, evidence about the Company's compliance with the applicable servicing criteria and performing such other procedures as we considered necessary in the circumstances. Our examination included testing of selected asset-backed transactions and securities that comprise the Platform, testing of selected servicing activities related to the Platform, and determining whether the Company processed those selected transactions and performed those selected activities in compliance with the applicable servicing criteria. Our procedures were limited to the selected transactions and servicing activities performed by the Company during the period covered by this report. Our procedures were not designed to detect noncompliance arising from errors that may have occurred prior to or subsequent to our tests that may have affected the balances or amounts calculated or reported by the Company during the period covered by this report. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company's compliance with the servicing criteria.

In our opinion, management's assertion that the Company complied with the aforementioned applicable servicing criteria as of and for the year ended December 31, 2006 for all residential mortgage loan securitization transactions occurring after December 31, 2005, serviced by SunTrust Mortgage, Inc. is fairly stated, in all material respects.



/s/ PricewaterhouseCoopers LLP
------------------------------

February 26, 2007
Charlotte, NC